Exhibit 99(i)(ii)

780 NORTH WATER STREET MILWAUKEE, WISCONSIN 53202-3590 TEL ● 414.273.3500 FAX ● 414.273.5198 WWW. GKLAW.COM

January 28, 2016

Broadview Funds Trust
330 East Kilbourn Avenue, Suite 1475
Milwaukee, WI 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated November 25, 2013 regarding the sale of shares of the Broadview Opportunity Fund, a series of Broadview Funds Trust.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Godfrey & Kahn, S.C. GODFREY & KAHN, S.C.

OFFICES  IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.
GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX,® A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.